                               RESEARCH AND DEVELOPMENT
                                      AGREEMENT

    THIS RESEARCH AND DEVELOPMENT AGREEMENT (the "Agreement") is entered into as of this 29th day of June, 1997 (the "Effective Date") by and between Corvas International, Inc., a Delaware corporation ("Corvas") and Vascular Genomics Inc., a Delaware corporation ("VGI").

                                       RECITALS
    A. VGI is the owner, licensee or holder of certain Patent Rights (as defined in Exhibit A-1);

    B. Corvas and VGI have entered into that certain Option Agreement of even date herewith (the "Option Agreement");

    C. VGI desires to retain Corvas to conduct certain research and development during the term of this Agreement; and

    D. In furtherance of this Agreement, VGI desires to grant to Corvas, and Corvas desires to accept from VGI, an exclusive worldwide license to practice the inventions covered by such Patent Rights and any Improvements (as defined in Exhibit A-1), with the right to grant sublicenses approved by VGI, during the term of the Option Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the covenants contained in this Agreement, the parties agree as follows:

                                      ARTICLE 1

                                     DEFINITIONS

    Except as otherwise defined in this Agreement (including those definitions contained in Exhibit A attached hereto), each term with the initial letter capitalized shall have the same meaning ascribed to such term in the Option Agreement or the Merger Agreement.


                                          1.

                                      ARTICLE 2

                               RESEARCH AND DEVELOPMENT

    2.1 VGI PAYMENTS. During the term of this Agreement, VGI shall make research and development payments to Corvas in the amount of $80,000 per month (commencing as of the first Option Payment under the Option Agreement) to fund Corvas research and development projects using the Patent Rights and Improvements.

    2.2 CORVAS RESEARCH AND DEVELOPMENT. During the term of this Agreement, Corvas, directly or indirectly through collaborations or third party research and development agreements (which shall all be subject to the provisions of Section 3.2, below), shall conduct research and development using the Patent Rights and Improvements either alone or in conjunction with one or more third parties. The nature and scope of the research and development shall initially concern attempts to identify molecules useful for targeting therapeutics or other compositions to vascular endothelium associated with cancer cells and/or tumors through the use of the Patent Rights and Improvements. Corvas shall have the sole right to determine the methods, protocols, manner and schedule for such research and development, the staffing levels for such research and development and the overall scope of the efforts. Upon request, Corvas shall promptly report to Dr. Harry Gruber concerning the research and development project (subject to Dr. Gruber's execution of Corvas' standard confidentiality agreement). Upon reasonable notice, and to the extent Corvas is not restricted by agreements with third parties, and otherwise has the right to do so, Corvas shall permit an authorized representative of VGI access to all information, data and know-how, in whatever media, developed by Corvas, Corvas' Affiliates, sublicensees or collaborators in connection with Corvas' activities under this Agreement (subject to such authorized representative's execution of Corvas' standard confidentiality agreement). VGI shall not request research reports or access to information, data and know-how any more frequently than one time each month. So long as Corvas is spending the funds received from VGI under Section
2.1 pursuant to the terms of this Agreement, Corvas shall have the sole discretion to discontinue (whether temporarily or permanently) conducting any such research or development, or pursuing any preclinical or clinical trials of any drugs or devices using or arising from use of the Patent Rights or Improvements, at any time and for any reason regardless of the impact of Corvas' decision on the value or potential value of the Patent Rights or Improvements, the value or potential value of VGI, or the likelihood of exercise by Corvas of its option under the Option Agreement.


                                          2.

                                      ARTICLE 3

                                   GRANT OF RIGHTS

    3.1 LICENSE GRANT. VGI hereby grants to Corvas an exclusive fully paid, royalty-free worldwide license, with the right to grant sublicenses in accordance with the provisions of Section 3.2, below, to fully practice within the Patent Rights and Improvements, including, without limitation, the right to develop, make, have made, use, offer for sale, sell and import any material or method within the Patent Rights and Improvements.

    3.2 SUBLICENSES. Corvas will have the right to grant sublicenses to practice within the Patent Rights and Improvements, provided that such sublicenses are approved in advance by VGI, which approval shall be within VGI's reasonable discretion in light of VGI's residual interests in the Patent Rights and Improvements, excluding any economic considerations not directly related to the value of the Patent Rights or Improvements. Notwithstanding any other provision contained herein, upon termination of this Agreement (except a deemed termination as the result of the completion of the proposed merger under the Merger Agreement), each sublicense granted by Corvas will remain in effect according to its terms and Corvas shall assign any and all such sublicenses to VGI.

    3.3  SPONSORED RESEARCH.

         (a) Corvas shall promptly negotiate and enter into an agreement ("BI Sponsored Research Agreement") with Beth Israel Hospital, which agreement must be reasonably approved by VGI in advance. The BI Sponsored Research Agreement shall provide: (a) Corvas shall grant a nonexclusive, fully paid, royalty-free worldwide sublicense, without the right to grant sublicenses, to Dr. Schnitzer, laboratory personnel under his direction and control, and any collaborator reasonably approved by Corvas in light of Corvas' interests to practice within the Patent Rights and Improvements during the term of this Agreement in such fields (other than a field with initial focus directed to tumor vasculature) as are mutually agreed by VGI, Corvas and Dr. Schnitzer; (b) the same publication rights and conditions as set forth in Section 8.3 of this Agreement; and (c) that Corvas, during the first year following execution of this Agreement while this Agreement is in effect, shall fund the BI sponsored research at [***] per year during such time as Dr. Schnitzer is on sabbatical (or such greater amount in Corvas' sole discretion), and [***] per year during such time as Dr.Schnitzer has returned to Beth Israel Hospital from sabbatical (or such greater amount in Corvas' sole discretion), such funding to be calculated on a per month basis.
In addition, the BI Sponsored Research Agreement will provide that Corvas shall, during the [ *** ] following execution of this Agreement while this Agreement is in effect, fund the BI sponsored research at up to [***] per year during such time as Dr. Schnitzer is on sabbatical and

                                          3.
                          *CONFIDENTIAL TREATMENT REQUESTED
up to [***] per year during such time as Dr. Schnitzer has returned to Beth Israel Hospital from sabbatical (the full amount of [***] or [***], as applicable, to be allocated by Corvas between Beth Israel Hospital and the University of Massachusetts in its sole discretion), and calculated on a per month basis. Notwithstanding the foregoing, in the event that Dr. Schnitzer is retained as a full-time employee by Corvas, such funding may be discontinued by Corvas at any time. The obligation of Corvas to enter into the BI Sponsored Research Agreement shall be conditioned solely on whether Beth Israel Hospital will agree to the terms of the BI Sponsored Research Agreement set forth herein, and that any rights retained by Beth Israel Hospital in the research conducted pursuant to the BI Sponsored Research Agreement shall be licensed or otherwise made available to Corvas under terms substantially similar to the those contained in the letter of intent described in Section 5 of Exhibit A-1 attached hereto and that [ *** ]. If the conditions specified in the preceding sentence are not met, then Corvas shall have no obligation to enter into the BI Sponsored Research Agreement or grant the sublicense contemplated herein. Corvas shall also cooperate in good faith with VGI and Dr. Schnitzer in negotiations with potential collaborators for such sponsored research, provided Corvas, in its reasonable discretion in light of Corvas' interests, has approved the potential collaboration for the sponsored research and shall grant such rights to the collaborator as may be necessary and appropriate.

         (b) Corvas shall promptly negotiate and enter into a Sponsored Research Agreement with the University of Massachusetts (the "UM Sponsored Research Agreement"), which agreement must be reasonably approved by VGI in advance. The UM Sponsored Research Agreement shall provide: (a) Corvas shall grant a nonexclusive, fully paid, royalty-free worldwide sublicense, without the right to grant sublicenses, to Dr. Jacobson and laboratory personnel under his direction and control to practice within the Patent Rights and Improvements in such fields (other than a field with initial focus directed to tumor vasculature) as are mutually agreed by VGI, Corvas and Dr. Jacobson during the term of this Agreement; (b) the same publication rights and conditions as set forth in Section 8.3 of this Agreement; and (c) that Corvas, during the [ *** ] following execution of this Agreement while this Agreement is in effect, shall fund the sponsored research at [***] per year (or such greater amount in Corvas' sole discretion), such funding to be calculated on a per month basis.
In addition, the UM Sponsored Research Agreement will provide that Corvas shall, during the [ *** ] following execution of this Agreement provided this Agreement is in effect, fund the sponsored research at up to [***] per year during such time as Dr. Schnitzer is on sabbatical and up to [***] per year when Dr. Schnitzer has returned to Beth Israel Hospital from

                                          4.
                          * CONFIDENTIAL TREATMENT REQUESTED
sabbatical (the full amount of [***] or [***], as applicable to be allocated by Corvas between Beth Israel Hospital and the University of Massachusetts in its sole discretion and to be calculated on a per month basis); provided however that if Dr. Schnitzer is retained by Corvas as a full-time employee, such aggregate amount of funding allocated between BI and UM shall be reduced to [***] per year (or such greater amount in Corvas' sole discretion). The obligation of Corvas to enter into the UM Sponsored Research Agreement shall be conditioned on whether the University of Massachusetts will agree to the terms of the UM Sponsored Research Agreement as set forth herein, and the University of Massachusetts and Corvas can reasonably agree upon the rights, if any, to be retained by University of Massachusetts in the research conducted pursuant to the UM Sponsored Research Agreement and [ *** ]. If the conditions specified in the preceding two sentences are not met, then Corvas shall have no obligation to enter into the UM Sponsored Research Agreement or grant the sublicense contemplated herein

                                      ARTICLE 4

                           OWNERSHIP; INTELLECTUAL PROPERTY

    4.1 PRESERVATION OF TITLE. During the term of this Agreement, VGI shall use its best efforts to preserve and maintain full ownership and title to and in the Patent Rights and Improvements. Notwithstanding any other provision of this Agreement, VGI shall have the sole authority to negotiate any amendments or changes to the BI License or the UC License. In the event Corvas requests an amendment or change, VGI shall negotiate such amendment or change unless such amendment or change is unreasonable in light of VGI's residual interests in the Patent Rights and Improvements. Any finally negotiated proposed amendment or change shall be subject to Corvas' consent, which consent shall not be withheld unless such amendment or change is unreasonable in light of Corvas' interests under this Agreement and its rights under the Option Agreement. VGI shall execute any amendments or changes to the BI License or UC License negotiated pursuant to this Section 4.1.


                                          5.
                          * CONFIDENTIAL TREATMENT REQUESTED

    4.2  FILING, PROSECUTION AND MAINTENANCE OF PATENT APPLICATIONS.

         The parties acknowledge that the UC License and the BI License held by VGI have provisions governing the prosecution and maintenance of patents and
patent applications.   During the term of this Agreement, Corvas shall be deemed
to have "stepped into the shoes" of VGI with respect to such licenses and, except as expressly stated herein or in the Option Agreement to the contrary, shall be deemed to have all the rights, obligations and duties of VGI thereunder, including directing the preparation, filing prosecution and maintenance of Patent Rights and Improvements as provided under the UC License and the BI License and as set forth herein below. VGI and Corvas shall consult and cooperate on the exercise of any such rights, obligations and duties. After the receipt from the University of California or Beth Israel Hospital of a notice of the occurrence of an event of default by Corvas under the UC License or BI License, respectively, [ *** ]. If any provision of this Agreement and either of the respective licenses conflict, the provisions of the subject license shall prevail. Subject to the foregoing, the parties shall allocate the rights, obligations and duties regarding the prosecution and maintenance of patents and patent applications among themselves as follow:

              (a) VGI shall have the right to reasonably approve any outside patent counsel selected by Corvas with respect to preparation, filing, prosecution and maintenance of Patent Rights and Improvements. VGI and Corvas will keep each other and their respective patent counsel advised of the status of such preparation, filing, prosecution and maintenance and shall provide each other and such counsel with copies of all official communications, amendments and responses with respect to the patent applications, patents and licenses contained in the Patent Rights and Improvements. All such official communications received by either VGI or Corvas shall be provided promptly to the other, and proposed responses and amendments shall be provided by Corvas to VGI for VGI's review sufficiently prior to filing to allow for review and comment by VGI; provided that VGI's responses will be provided in a timely fashion. Corvas will use all reasonable efforts to implement reasonable requests by VGI with respect to the foregoing. In the event that VGI disagrees with the actions proposed to be taken by Corvas pursuant to this Section 4.2, then VGI and Corvas shall each present to Dr. Harry Gruber their respective positions with regard to such disagreement and Dr. Gruber shall make a decision as to the appropriate action to be taken.

              (b) Corvas shall pay for all of its Patent Costs during the term of this Agreement. "Patent Costs" as used in this Agreement shall mean out-of-pocket expenses incurred by Corvas during the term of this Agreement in connection with the preparation, filing, prosecution and maintenance of patent applications, patents and


                                          6.

                          * CONFIDENTIAL TREATMENT REQUESTED
licenses included or to be included within the Patent Rights and any Improvements, including the fees and expenses of attorneys and patent agents retained by Corvas, filing fees and maintenance fees (including, but not limited to, license payments or fees) and any costs associated with its patent infringement actions pursuant to Section 4.3.

              (c) VGI will cooperate with Corvas in the preparation, filing and maintenance and prosecution of the patent applications, patents and licenses included or to be included in the Patent Rights or any Improvements by disclosing such information as may be useful, necessary, or appropriate, including but not limited to by promptly executing such documents as Corvas may reasonably request to effect such efforts.

              (d) If Corvas decides, at any time, not to file or maintain a patent application or patent within the Patent Rights and any Improvements, then VGI shall have the right, but not the obligation, to file and maintain such application or patent at its own expense. In the event that VGI elects to file or maintain an application or patent pursuant to this Section 4.2(d), Corvas agrees to loan up to $150,000 (less any amounts previously loaned pursuant to Section 4.3(c)) to the Stockholders for Patent Costs related thereto pursuant to a promissory note in the form attached hereto as Exhibit B (the "Promissory Note").

    4.3  PATENT ENFORCEMENT.

    As set forth above, during the term of this Agreement, Corvas shall be deemed to have "stepped into the shoes" of VGI with respect to the UC License and the BI License and, except as expressly stated herein or in the Option Agreement to the contrary, shall be deemed to have all the rights, obligations and duties of VGI thereunder, including enforcement of Patent Rights and Improvements as provided under the UC License and the BI License and as set forth herein below. VGI and Corvas shall consult and cooperate on the exercise of any such rights, obligations and duties. Subject to the foregoing, the parties shall allocate the rights, obligations and duties regarding the enforcement of patents and patent applications among themselves as follow:

              (a) During the term of this Agreement, if either party becomes aware of the infringement of any Patent Rights or Improvements, it shall promptly notify the other in writing, but in all events within thirty days and provide all relevant information known to such party.

              (b) Corvas shall be responsible for defending and enforcing the Patent Rights or Improvements and shall pay all expenses related thereto. However, VGI shall receive notice of and shall have the right, at its expense, to participate in the protection and defense of the Patent Rights or Improvements. All recoveries, damages and awards resulting from such enforcement, after reimbursement of any outstanding


                                          7.

litigation expenses incurred by Corvas, shall belong to VGI. VGI agrees to cooperate reasonably in any such litigation initiated by Corvas, including participating as a necessary party, supplying documentary evidence and making witnesses in VGI's employment available.

              (c) If Corvas does not, within 120 days after receiving notice or otherwise becoming aware of a third party infringement of any of the Patent Rights or Improvements, cause the infringement to cease or commence an action to restrain or enjoin such third party infringement, VGI shall have the right, but not the obligation, to take such legally permissible action as it deems necessary or appropriate to enforce the Patent Rights or Improvements and restrain such infringement, providing such action is permitted by the UC License or the BI License, as the case may be. In such event, all costs, fees and expenses incurred in connection with the defense and enforcement of the Patent Rights or Improvements shall be borne by VGI. In the event VGI incurs any fees and expenses in connection with the defense and enforcement of the Patent Rights or Improvements pursuant to this Section 4.3(c), Corvas agrees to loan up to $150,000 (less any amounts previously loaned pursuant to Section 4.2(d)) to the Stockholders for such costs pursuant to a Promissory Note in the form attached hereto as Exhibit B. In addition, to the extent that VGI requires additional funds in connection with the defense and enforcement of the Patent Rights or Improvements, VGI may conduct an equity financing with the reasonable consent of Corvas so long as each purchaser of VGI's equity securities in such financing becomes a party to the Option Agreement and signs an investment letter in the form attached as Exhibit C to the Option Agreement prior to the closing of such financing, and such financing by VGI will not cause Corvas to lose any available exemptions from the registration requirements of the Securities Act of 1933, as amended, for the exchange of securities under the Agreement and Plan of Merger and Reorganization attached as Exhibit B to the Option Agreement in Corvas' sole determination. Corvas agrees to cooperate reasonably in any such litigation initiated by VGI, including participating as a necessary party, supplying documentary evidence and making witnesses in Corvas' employment available. Any recoveries arising from such proceedings shall belong to VGI.

                                      ARTICLE 5

                                  TERM; TERMINATION
    5.1 TERM. This Agreement will commence as of the Effective Date of this Agreement and, unless sooner terminated as provided hereunder, will terminate upon the earlier of the expiration or termination of the Option Period (as defined in the Option Agreement).


                                          8.

    5.2 TERMINATION BY EITHER PARTY. This Agreement may be terminated by either party only in the event the other party substantially fails to perform or otherwise materially breaches any of the material terms, covenants or provisions of this Agreement or the Option Agreement. Such termination will be effected by giving written notice of intent to terminate to the breaching party stating the grounds therefor. The party receiving the notice shall have 30 days thereafter to correct such breach. If such breach is not corrected within said 30 days after notice as aforesaid, then this Agreement shall automatically terminate. Termination pursuant to this Section 5.2 shall not relieve the defaulting party from liability or damages to the other party as a result of defaulting party's breach of this Agreement.

    5.3  RIGHTS UPON TERMINATION.   Notwithstanding any other provision of this
Agreement, upon any termination of this Agreement for any reason other than a deemed termination as the result of the completion of the proposed merger under the Merger Agreement, the licenses granted hereunder shall terminate. Upon such termination, Corvas shall have no right to practice within the Patent Rights or Improvements and all right, title and interest in, or other incidents of ownership under, the Patent Rights and Improvements shall revert to, and become the sole property of, VGI. Upon any such termination and upon VGI's request, Corvas shall promptly return all materials, samples, documents, information, and other materials which embody or disclose Patent Rights or Improvements. Except in the event of a deemed termination as the result of the completion of the proposed merger under the Merger Agreement, Corvas shall grant to VGI a worldwide, royalty-free, nonexclusive license, with the right to sublicense, any Proprietary Asset owned or licensed to Corvas which is necessary for practice of Improvements and which Corvas has a right to grant for use with such Improvements. Any such termination shall not relieve either party from any obligations accrued to the date of such termination and each party shall be required to abide by its confidentiality obligations as described in Section
7.1. Notwithstanding any termination of this Agreement, Corvas shall: (a) continue to abide by its obligations to indemnify VGI as described in Section 6.1, (b) cooperate reasonably in any such litigation maintained by, or assigned to, VGI, including participating as a necessary party, supplying documentary evidence and making witnesses in Corvas' employment available; and (c) execute such assignments, grants, agreements, licenses, sublicenses or other documents reasonably necessary to vest VGI with all right, title and interest to the Patent Rights and Improvements.

                                      ARTICLE 6

                                   INDEMNIFICATION

    6.1 INDEMNIFICATION. Corvas agrees to indemnify VGI, its directors, officers, shareholders and employees and to hold such parties harmless from any action, claim, or


                                          9.

liability, including without limitation liability for death, personal injury, and/or property damage, arising out of (i) the manufacture, use, sale or other disposition of products developed under this Agreement during the term of this Agreement by Corvas or its Affiliates or sublicensees, or (ii) the use of the Patent Rights or Improvements pursuant to this Agreement; provided, however, that such indemnification shall not apply to any claims resulting from the willful misconduct, negligence or fraud of VGI, its directors, officers, stockholders or employees. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against VGI, the Stockholders or against any other Person) with respect to which Corvas may become obligated to hold harmless, indemnify, compensate or reimburse any indemnitee pursuant to this Section 6.1, Corvas shall defend such claim or Legal Proceeding, subject to the following:

         (a) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by Corvas;

         (b) each Stockholder and VGI shall make available to Corvas any documents and materials in its possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

         (c) Corvas shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the reasonable consent of the Stockholders' Agent. Consent may not be withheld if VGI or any Stockholder against whom the claim has been made receives, as part of the settlement or compromise, an unconditional release relating to such claim or Legal Proceeding.

    Stockholders' Agent shall give Corvas prompt notice of the commencement of any such Legal Proceeding against VGI or the Stockholders; provided, however, that any failure on the part of Stockholders' Agent to so notify Corvas shall not limit any of the obligations of Corvas under this Agreement (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

    6.2 LIMITATION OF LIABILITY. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.


                                         10.

                                      ARTICLE 7

                                   CONFIDENTIALITY

    7.1 CONFIDENTIALITY. During the term of this Agreement, and for a period of five years thereafter, each party hereto will maintain in confidence all Confidential Information disclosed by the other party hereto, with the proviso that each party will maintain Confidential Information of the other that is directly related to the Patent Rights, Improvements ("Patent Confidential Information") in confidence unless and until the other party provides written authorization for such Patent Confidential Information to be disclosed. Neither party will use, disclose nor grant use of Confidential Information except as required to perform under this Agreement. To the extent that disclosure is authorized by this Agreement, the disclosing party will obtain prior agreement from its employees, agents, consultants, Affiliates, sublicensees or clinical investigators to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Each party will use at least the same standard of care as it uses to protect its own Confidential Information to ensure that such employees, agents, consultants, Affiliates, sublicensees and clinical investigators do not disclose or make any unauthorized use of such Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information. "Confidential Information" shall not include any information which:

              (a) was already known to the receiving party other than by disclosure of the disclosing party, at the time of disclosure by the other party;

              (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the other party;

              (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

              (d) was independently developed by the receiving party separate from the efforts contemplated by this Agreement as supported by competent written proof; or

              (e) was disclosed to the receiving party by a third party who had no obligation to the other party not to disclose such information to others.

The parties agree that the material financial terms of this Agreement will also be considered Confidential Information of both parties.

                                         11.

    7.2 AUTHORIZED DISCLOSURE. Each party may disclose the Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation or complying with applicable governmental regulations, provided that if such party is required to make any such disclosure of the Confidential Information it will to the extent practicable give reasonable advance notice to the other party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such information required to be disclosed.

    7.3 PUBLICATIONS. Corvas agrees that VGI and the Stockholders shall have the right to publish in accordance with customary academic practices and policies. For purposes of this Section 7.3, "publish" and "publication" shall refer to oral, written or visual public disclosure. However, prior to publication, VGI or the respective Stockholders, as the case may be, shall submit to Corvas copies of proposed publications which contain subject matter relating to Patent Rights or Improvements and afford Corvas thirty days to review the publication(s). Upon timely written request by Corvas, VGI, or the respective Stockholders, as the case may be, shall delay any such publication until the preparation and filing of a patent application, which delay shall not exceed an additional 60 days. VGI or the respective Stockholders, as the case may be, shall remove any Confidential Information provided by Corvas upon request by Corvas.

                                      ARTICLE 8

                                  DISPUTE RESOLUTION

    8.1 NEGOTIATION OF DISPUTES. If a dispute arises between the parties relating to the interpretation or performance of this Agreement or the grounds for the termination thereof, and the parties cannot resolve the dispute within thirty days of a written request by either party to the other, such dispute shall be referred to the Chief Executive Officers of each party for resolution. The Chief Executive Officers shall hold a meeting to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If within 30 days after such meeting, the Chief Executive Officers have not succeeded in negotiating a resolution of the dispute, such dispute shall be submitted to arbitration as set forth in Section 8.2 below.

    8.2 ARBITRATION. Disputes that have not been successfully resolved pursuant to Section 8.1 above shall be submitted to final and binding arbitration under the then current commercial rules and regulations of the American Arbitration Association ("AAA") relating to voluntary arbitrations in La Jolla, California. The arbitration shall be conducted by three arbitrators, one selected by each party to the arbitration and one selected by arbitrators appointed by the parties. If the arbitrators cannot agree on a third arbitrator, the third arbitrator shall be selected in accordance with the AAA rules. If a

                                         12.

party fails to designate an arbitrator within the time limits set by the AAA rules, the arbitrator selected by the other party shall be the sole arbitrator. All arbitrators must be knowledgeable in the subject matter at issue in the dispute. Each of the parties shall be entitled to conduct discovery under the California Rules of Civil Procedure then in effect. Each party shall initially bear its own costs and legal fees associated with such arbitration. The prevailing party in any such arbitration shall be entitled to recover from the other party the reasonable attorneys' fees, costs and expenses incurred by such prevailing party in connection with such arbitration. The decision of the arbitrator(s) shall be final and may be sued on or enforced by the party in whose favor it runs in any court of competent jurisdiction at the option of the successful party. The rights and obligations of the parties to arbitrate any dispute relating to the interpretation or performance of this Agreement or the grounds for the termination thereof, shall survive the expiration or termination of this Agreement for any reason. The arbitrator(s) shall be empowered to award specific performance, injunctive relief and other equitable remedies as well as damages, but shall not award any damages in excess of any limitations set forth in this Agreement.

                                      ARTICLE 9

                               MISCELLANEOUS PROVISIONS

    9.1 INDEPENDENT CONTRACTORS. In making and performing this Agreement, Corvas and VGI act and shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between Corvas and VGI. At no time shall one party make commitments or incur any charges or expenses for or in the name of the other party except as specifically provided herein.

    9.2 NO FIDUCIARY RELATIONSHIP; RELEASE. Nothing in this Agreement or in the Option Agreement shall be interpreted to impose upon Corvas any fiduciary duty to or fiduciary relationship with respect to VGI or any of its directors, officers or stockholders. VGI hereby agrees not to sue Corvas for and to release Corvas from any and all claims for breach of fiduciary duty towards VGI or its Stockholders arising out of this Agreement or the Option Agreement.

    9.3 FURTHER ASSURANCE. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

    9.4 EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.


                                         13.

    9.5 ASSIGNMENT; BINDING EFFECT. Except as provided herein, during the term of this Agreement neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Corvas may assign all or any of its rights and obligations hereunder to any Affiliate of Corvas, provided that Corvas shall remain liable for performance. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of (i) VGI and its successors and permitted assigns, (ii) Corvas and its successors and permitted assigns and (iii) the Stockholders and their respective heirs, representatives, estates, successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    9.6 NOTICES. Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered or certified mail (return receipt requested), by courier or express delivery service or by facsimile, with the original by mail) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party hereto):

If to VGI:

Harry E. Gruber, MD
P.O. Box 675272
Rancho Santa Fe, CA 92067
Facsimile No:  (619) 756-8158

with a copy to:

Kevin M. Bagley, Esq.
Dysart, Dubick & Bagley, LLP
701 B Street, Suite 1525
San Diego, California  92101
Facsimile No:  (619) 696-6280

if to Corvas:

Corvas International, Inc.
3030 Science Park Road
San Diego, California  92121


                                         14.

Facsimile No. (619) 455-7895
Attention:  Corporate Secretary

with a copy to:

Cooley Godward LLP
4365 Executive Drive, Suite 1100
San Diego, California  92123
Facsimile No.  (619) 453-3555
Attention:  M. Wainwright Fishburn, Jr., Esq.

    9.7 AMENDMENT. No amendment, modification or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each party.

    9.8 WAIVER. No provision of this Agreement, unless such provision otherwise provides, will be waived by any act, omission or knowledge of a party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving party.

    9.9 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    9.10 ENTIRE AGREEMENT. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party hereto unless made in writing and signed by both parties hereto.

    9.11 OTHER AGREEMENTS. Except as expressly set forth in this Agreement, nothing in this Agreement shall limit any of the rights, remedies or obligations of the parties under any other agreement between Corvas and VGI and/or a Stockholder of VGI.

    9.12 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of law).


                                         15.

    9.13 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

    9.14 CONSTRUCTION.

         (a) Headings of the Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

         (b) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

         (c) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

         (d) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

         (e) Except as otherwise indicated, all references in this Agreement to "Sections" are intended to refer to Sections of this Agreement.


                                         16.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

CORVAS INTERNATIONAL, INC.             VASCULAR GENOMICS INC.



By:  /s/   JOHN E. CRAWFORD            By: /s/   HARRY GRUBER
     ------------------------------        ----------------------------
Title:  Executive Vice President             Harry Gruber, President
       & Chief Executive Officer


                                         17.

                                      EXHIBIT A

                                     DEFINITIONS

    1. "Affiliate" means any entity that directly or indirectly Owns, is Owned by or is under common Ownership, with a party to this Agreement, where "Owns" or "Ownership" means direct or indirect possession of at least 50 percent of the outstanding voting securities of a corporation or a comparable equity interest in any other type of entity.

    2. "BI License" shall mean the rights held by VGI under that certain term sheet set forth in Section 5 of Exhibit A-1 and any final license agreement negotiated pursuant to such term sheet.

    3. "Confidential Information" means any confidential or proprietary information including Patent Confidential Information and any other information relating to any research project, work in process, future development, scientific, engineering, manufacturing, marketing, business plan, financial or personnel matter relating to either party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form, that is disclosed by a disclosing party to a receiving party.

    4. "Improvements" mean all inventions, data, know-how, methods, materials or discoveries, whether patentable or not, conceived, discovered, enhanced or developed either directly or indirectly through use by VGI, Corvas or their Affiliates of Patent Rights provided by VGI to Corvas during the term of this Agreement. Each party agrees to promptly provide the other with notice of any Improvement it becomes aware of during this Agreement, such notice being of sufficient detail to allow a party to evaluate the scientific and economic aspects of the Improvement.

    5. "Patent Rights" means VGI's rights, either by ownership, assignment or by license with a right to sublicense, to all inventions or discoveries, and information directly related thereto, including inventions and the patents and patent applications listed on Exhibit A-1 hereto, and any and all patents issuing therefrom. "Patents" as used in this Agreement will include, without limitation, all patents, regular and provisional patent applications, substitutions, divisionals, reissues, continuations, continuations in part, inventors' certificates, and all foreign counterparts of the aforementioned that are within Patent Rights.

    6. "Stockholders" means the individuals listed on Exhibit A of the Option Agreement.

    7.   "UC License" means the agreement set forth in Section 4 of Exhibit
A-1.


                                         18.

                                     EXHIBIT A-1

                                  VGI PATENT RIGHTS

    1. Three issued U.S. patents (US 5,281,700, US 5,587,297 and US 5,610,008; assigned to U.C. Regents);

    2. [***] provisional and [***] regular pending U.S. patent applications [***], subject to issuance of license pursuant to item 5, herein below;

    3. One PCT application (published as WO94/04559; assigned to U.C. Regents) that has entered the national stage in the [***];

    4. An exclusive license agreement, dated as of April 25, 1996, between U.C. Regents and Vascular Technologies, Inc., a predecessor in interest to VGI, to rights held by U.C. Regents to the inventions, including U.C. Regents' rights derived from Dr. Jacobson and Dr. Schnitzer;

    5. A binding letter of intent outlining the terms and conditions of an exclusive license to be granted by Beth Israel Hospital to VGI to rights held by Beth Israel to certain patent rights referenced in item 2 above, [***];

    6. Two written agreements between Dr. Jacobson and University of Massachusetts, whereby University waived its rights in Invention Disclosure No. [***], and assigned sole [***]; and

    7. Material Transfer Agreements, [***], with the following researchers who signed on behalf of their respective employers: [***].

    8. One PCT application (International Application No. PCT/US 96/14177 filed September 6, 1996).


                                         19.
                          * CONFIDENTIAL TREATMENT REQUESTED

                                      EXHIBIT B

                                   PROMISSORY NOTE

$_________                                                 ___________, 199__

    FOR VALUE RECEIVED, the undersigned hereby unconditionally promises to pay to the order of CORVAS INTERNATIONAL, INC., a Delaware corporation (the "Company"), at 3030 Science Park Road, San Diego California 92121, or at such other place as the holder hereof may designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of _________ Dollars without interest. The outstanding amount hereunder shall be due and payable in full on _________, _____; PROVIDED, HOWEVER, that in the event, prior to payment in full of this Note, the Company exercises its option as set forth in Section 1.4 of that certain Option Agreement, dated June 29, 1997, between the Company, TopoGen Inc. and the stockholders of TopoGen (the "Option Agreement"), this Note shall be canceled and the balance of the Note shall be offset against the Dollar Amount prior to the calculation of Subsequent Shares as set forth in Section 1.4 of the Option Agreement.

    This Note may be prepaid at any time without penalty.

    The undersigned hereby represents and agrees that the amounts due under this Note are not consumer debt, and are not incurred primarily for personal, family or household purposes, but are for business and commercial purposes only.

    The undersigned hereby waives presentment, protest and notice of protest, demand for payment, notice of dishonor and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note.

    The holder hereof shall be entitled to recover, and the undersigned agrees to pay when incurred, all costs and expenses of collection of this Note, including without limitation, reasonable attorneys' fees.

    This Note shall be governed by, and construed, enforced and interpreted in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

                                  Signed______________________________________